Exhibit 23.3

December 1, 2014

Metaldyne Performance Group Inc.

Plymouth, Michigan

Re: Registration Statement No. 333-

With respect to the subject registration statement we acknowledge our awareness of the incorporation herein by reference of our report dated November 14, 2014, except for the effects of the stock split as disclosed in Note 20, to which the date is December 1, 2014, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Detroit, Michigan